Exhibit 10.17

SUSTAINABLE DEVELOPMENT TECHNOLOGY CANADA

CONTRIBUTION AGREEMENT

TABLE OF CONTENTS

1.0	INTERPRETATION	3

2.0	TERM	12

3.0	CONTRIBUTION PAYMENTS	12

4.0	ELIGIBLE PROJECT COSTS	16

5.0	REPORTING	16

6.0	ACCOUNTS, AUDITS AND INSPECTIONS	17

7.0	COVENANTS OF THE ELIGIBLE RECIPIENT	17

8.0	REPRESENTATIONS AND WARRANTIES	18

9.0	INTELLECTUAL PROPERTY	21

10.0	CONFIDENTIAL INFORMATION	22

11.0	INDEMNITY	23

12.0	LIMITATION OF LIABILITY	24

13.0	TERMINATION OF AGREEMENT	24

14.0	ASSIGNMENT	27

15.0	DISPUTE RESOLUTION	27

16.0	PUBLICITY AND ACKNOWLEDGEMENTS	28

17.0	NOTICES	29

18.0	GENERAL CONTRACT PROVISIONS	29

19.0	LIMITS ON FUNDING	31

SCHEDULES

Schedule A	Work Plan and Statement of Project Objectives

Schedule B	Project Milestones, Deliverables, Metrics and Risks

Schedule C	Project Financials

Schedule D	Consortium Members, Participants and Key Suppliers/Subcontractors

Schedule E	Project Reporting Requirements

Schedule F	Environmental and Economic Benefits

Schedule G	Accepted Practices

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made in triplicate this 10th day of July, 2018 (the “Effective Date”) between Canada Foundation for Sustainable Development Technology, a corporation without share capital continued under the Canada Foundation for Sustainable Development Technology Act (Canada) (“SDTC”) and D-Wave a corporation incorporated under the laws of British Columbia (hereinafter referred to as the “Eligible Recipient”).

WHEREAS SDTC is a not for profit foundation constituted for the purpose of fostering the development and adoption of technologies that contribute to Sustainable Development Technologies infrastructure in Canada by contributing to the rapid development, demonstration and pre-commercialization of technological solutions which address climate change, clean air, clean water and clean soil; and

WHEREAS SDTC has entered into Funding Agreement Seven dated June 2, 2017 pertaining to the Sustainable Development Technology Fund (the “SD Tech Fund”) with Her Majesty the Queen in Right of Canada represented by the Minister of Industry; and

WHEREAS SDTC and the Eligible Recipient agree that for the Eligible Recipient to perform the Project entitled “Development of a Next-Generation Commercial Quantum Computer’’ as described in the Proposal dated June 14th, 2017 (the “Proposal Date”) and Work Plan attached hereto as Schedule A and assigned the Project number SDTC-2017-A-3278 to develop and demonstrate the technology described therein for the purpose of commercializing it, the Eligible Recipient will require financial assistance from SDTC; and

WHEREAS SDTC is willing to provide a Contribution to the Eligible Recipient for the Project on and subject to the terms and conditions contained herein; and

WHEREAS SDTC has entered into a Shared Cost Arrangement Agreement with the Funding Partner by which the Funding Partner has agreed to provide a portion of the funding regarding the Project contemplated by this Agreement.

NOW THEREFORE in consideration of the premises and the mutual covenants contained herein SDTC and the Eligible Recipient agree as follows:

1.0	INTERPRETATION

1.1	In this Agreement the following terms shall have the following meanings respectively and other terms may be defined elsewhere in this Agreement

“Acceptance” means written acknowledgement by the Acceptance Authority that the supplies or services including reports conform to applicable contract requirements, and “Accept” shall mean the act of providing an Acceptance.

“Acceptance Authority” means SDTC or any of its delegates.

“Accepted Practices” means generally accepted practices for use by Eligible Recipients in calculating, reporting and verifying Technology Impacts and Project Impacts, as set out in Schedule G, attached hereto.

“Agreement”, “hereto”, “herein”, “hereof”, “hereunder” and similar expressions refer to this Agreement, as may be amended, restated or replaced from time to time, and not to any particular section of this Agreement and includes the Schedules attached hereto.

“Airborne Contaminants” means Criteria Air Contaminants, air toxics and other hazardous air pollutant emissions including those found in the “List of Toxic Substances” in Schedule 1 of the

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CEPA and those referred to in Canada’s National Pollutant Release Inventory established pursuant to section 48 of the CEPA.

“ASPE” means accounting standards for private enterprises that are, for the purposes of applying the same in accordance with the provisions of this Agreement, in effect in Canada, including those published in the handbook of the Canadian Institute of Chartered Accountants.

“Audited Project Report” shall have the meaning ascribed thereto in Section 6.2 hereof.

“Background Intellectual Property” means all Intellectual Property that is not first conceived, developed or reduced to practice by an Eligible Recipient pursuant to the Project and that is proprietary to and/or the confidential information of the Eligible Recipient.

“Budget” shall have the meaning ascribed thereto in Schedule C hereof, as same may be amended in accordance with Section 3.8 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or statutory holiday in the Province of British Columbia.

“CEPA” means the Canadian Environmental Protection Act. 1999 S.C. 1999, c33.

“Claim” has the meaning ascribed thereto in Section 3.3 hereof.

“Completion Date” means the date on which the Project is completed in accordance with the Work Plan.

“Competitive Entities” shall have the meaning ascribed thereto in Section 12.3 hereof.

“Confidential Information” means any information, whether printed, in machine readable form or otherwise, that is proprietary or confidential to the disclosing party and disclosed to the receiving party and which is (a) disclosed by the disclosing party in writing and is marked as “Confidential” (or like designation) at the time of disclosure, or (b) disclosed by the disclosing party in any other manner and is identified as confidential at the time of disclosure and is also summarized and designated as confidential in a written memorandum delivered to the receiving party within thirty (30) days of the disclosure.

“Consortium” means collectively the entities listed in Schedule D.

“Consortium Member” means a member of the Consortium and listed under the heading “Consortium Members” in Schedule D and, who through collaboration, cooperation and contribution of resources participates in the carrying out of the Project.

“Contaminant” means any physical, chemical, biological or radiological substance in air, Soil, or Water that has an adverse effect on human health or the environment. This includes any chemical substance whose concentration exceeds background concentrations or which is not naturally occurring in the environment.

“Contaminated Sites” means sites at which Contaminants occur in concentrations: (1) above background levels and pose, or are likely to pose, an immediate or long-term hazard to human health or the environment, or (2) exceeding levels specified in relevant federal, provincial, territorial, municipal and local policies and regulations.

“Contingency Fee” means any payment or other compensation that is contingent upon or is calculated upon the basis of a degree of success in soliciting or obtaining this Agreement, including the funding contemplated hereby, or negotiating the whole or any part of its terms.

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“Contribution” has the meaning ascribed thereto in Section 3.1 hereof.

“Criteria Air Contaminant” means nitrogen oxides, sulphur oxides, carbon monoxide, volatile organic compounds, and particulate matter including total particulate matter (TPM), particulate matter less than 10 micrometers (PM10) and particulate matter less than 2.5 micrometers (PM2.5).

“Deliverables” means all Project requirements including but not limited to reports that are outlined in Schedule E. Deliverables may be priced or not-priced.

“Demonstration” means the testing of a design of new, modified or improved products, processes or services at pilot scale, field scale or initial full scale, provided that these same projects are not intended to be converted or used for industrial application or commercial exploitation within the Period of Funding. It does not include routine or periodic alterations to existing products, production lines, manufacturing processes, services and other ongoing commercial operations even though those alterations may represent improvements.

“Development” means the translation and technological advancement of applied research findings into a plan, blueprint, design or implementation of new, modified or improved products, processes or services, including the creation and testing of a prototype that would not be intended to be commercially used within the Period of Funding.

“Eligible Project” means a Project for which an application for funding is submitted to SDTC and the Funding Partner in accordance with the “2017- 2020 Joint Call for Applications for the Development of Pre-Commercial Clean Energy Projects and Technologies” that is carried on in British Columbia by an Eligible Recipient to develop and demonstrate new Sustainable Development Technologies, including:

a)	technologies related to energy end-use technologies, such as transportation and building technologies, and technologies to reduce ground level ozone;

b)	technologies related to the hydrogen economy, such as mobile and stationary fuel cells, the production, distribution and storage of hydrogen as well as transition fuels and related technologies;

c)

technologies related to the sustainable production of fossil fuels (“clean fossil fuel technologies”), such as the efficient combustion or conversion of fossil fuels (including advanced coal gasification), C02 capture and storage, more efficient technologies for surface and in-situ oil sands production, and access to frontier and unconventional natural gas resources;

d)	renewable energy technologies, including biomass, solar, wind, wave and tidal technologies;

e)	greenhouse gas emissions reduction technologies related to areas other than energy production and use, including technologies to reduce C02 in cement manufacturing;

f)	air quality improvement technologies, including toxic substance recovery systems, particulate control technologies and acid rain technologies;

g)

enabling or cross-cutting technologies, including sensors and controls, closed loop process waste or air, water and soil treatment technologies, and process technologies for the purpose of increasing energy efficiency;

h)	water quality and quantity improvement technologies, including, the conservation of water and the disinfection and the mitigation or abatement of contaminants in water, sewage or

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sludges generated in the treatment of wastewater or potable water; including associated equipment for detection, quantification, analysis and calibration;

I)

waste management technologies, including those designed to prevent, reduce, or eliminate solid waste generation or discharge, as well as materials recovery processes, composting, thermal treatment, and biotechnology-based systems, and associated equipment for detection, quantification, analysis, and calibration; or

j)

soil quality improvement technologies, including the Remediation of Contaminants in Soil and Sediments, through containment, removal, recovery, reduced bio-availability, and destruction methods applied either in-situ or ex-situ using physical, chemical, thermal or biological processes, and associated equipment for detection, quantification, analysis, and calibration.

“Eligible Project Costs” means costs which may be funded through a contribution by SDTC, are directly attributable to an Eligible Project and include:

a)	salaries and benefits, including administrative labour related to the Eligible Project;

b)	professional, scientific, technical and contractual services costs (e.g. trades, contracts for Project and financial audits, third party verification);

c)	field testing services;

d)	feasibility studies related to the Eligible Project;

e)	license fees and permits;

f)	supplies and equipment, including the costs to purchase, rent, fabricate and install supplies and equipment;

g)	purchase, installation, repair, up-grade, testing and commissioning of equipment, materials and products, including diagnostic and testing tools and instruments;

h)	furniture (pro-rated amount as applicable);

i)	laboratory and field supplies and materials;

j)	reasonable travel and conference expenses related to the Eligible Project;

k)	printing and production services;

l)	shipping costs, including customs costs;

m)	utilities, waste removal, consumables (i.e. items used up completely during the Project such as motor oil, lubricants, transmission fluids);

n)	data collection services, including processing, analysis and management;

o)	communication and distribution costs;

p)	translation costs;

q)	capital items specifically required for the delivery of the Eligible Project, including the lease of land or license to use land, data collection equipment, prototypes, pilot plants or

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demonstration facilities, provided they have no residual value beyond the Period of Funding, as determined by IFRS or ASPE; and

r)	the depreciation expense of capital items during the Period of Funding (i.e. cost of utilization) that have residual value as determined by IFRS or ASPE.

“Eligible Recipient” means, for the sole purpose of receiving money from SDTC and not for any other purpose, a recipient, other than an Excluded Recipient, that is established in Canada, has expertise in Sustainable Development Technologies and is:

a)

a for-profit corporation, a partnership, a limited partnership or a business trust and has entered into a contract relating to the carrying out of an Eligible Project with one or more of the following legal entities:

i.	another corporation;

ii.	a partnership, a limited partnership or a business trust which has expertise in Sustainable Development Technologies;

iii.	a university, a college or another provincially accredited post-secondary educational institution;

iv.	a research institute;

v.	an individual who has expertise in Sustainable Development Technologies;

vi.	a not-for-profit corporation, one of its purposes being to undertake, fund or otherwise support the Development or Demonstration of Sustainable Development Technologies; or

b)	a for-profit corporation, a partnership, a limited partnership or a business trust, and one or more of the following legal entities:

i.	another corporation;

ii.	a partnership, a limited partnership or a business trust which has expertise in Sustainable Development Technologies;

iii.	a university, a college or another provincially accredited post-secondary educational institution;

iv.	a research institute;

v.	an individual who has expertise in Sustainable Development Technologies; or

vi.	a not-for-profit corporation, one of its purposes being to undertake, fund or otherwise support the Development or Demonstration of Sustainable Development Technologies;

which have entered into a collaborative arrangement for carrying out an Eligible Project and are applying jointly to SDTC for the purpose of receiving money from SDTC; or

c)	a not-for-profit corporation, one of its purposes being to undertake, fund or otherwise support the Development or Demonstration of Sustainable Development Technologies;

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“Emission Reduction” means the mitigation or abatement of Greenhouse Gas or Airborne Contaminant emissions.

“Environmental Assessment” means an environmental assessment conducted in accordance with the Canadian Environmental Assessment Act and the regulations thereunder, or an environmental assessment required under any other applicable federal, provincial, territorial or municipal legislation.

“Environmental Benefits” means a reduction in negative environmental impacts as a result of Project and subsequent market rollout activities.

“Evaluator” shall have the meaning ascribed in Section 7.10 hereof.

“Event of Default” shall have the meaning ascribed in Section 13.1 hereof.

“Excluded Recipient” means, subject to any exemption designated by the Government of Canada under the Funding Agreement any (a) federal department (as defined in section 2 of the FAA), (b) departmental corporation (as defined in section 2 of the FAA), (c) parent Crown Corporation or wholly owned subsidiary of a parent Crown Corporation (as defined in subsection 83(1) of the FAA), (d) any not-for-profit corporation or trust controlled by a federal department, departmental corporation, parent Crown Corporation or wholly owned subsidiary of a parent Crown Corporation, or (e) any provincial department or ministry or municipality.

“FAA” means the Financial Administration Act (Canada).

“Financial Statements” shall have the meaning ascribed in Section 5.2 hereof.

“Funding Agreement” means the Funding Agreement Seven dated June 2, 2017 between SDTC and Her Majesty the Queen in Right of Canada represented by the Minister of Industry.

“Funding Partner” means Her Majesty The Queen In Right Of The Province Of British Columbia, represented by the Minister of Energy, Mines and Petroleum Resources, with whom SDTC has entered into agreements, understandings and/or cooperation arrangements from time to time.

“Government Funding” means any grant, loan or other financial assistance from any federal, provincial or municipal government or government agency, including funding from SDTC pursuant to this Agreement and federal and provincial SRED tax credits which relate to Project development work.

“Governmental Entity” shall have the meaning ascribed in Section 8.1e) hereof.

“Greenhouse Gases” means those gaseous constituents identified in article 1 of the United Nations Framework Convention on Climate Change and further elaborated in Annex A of the Kyoto Protocol.

“Groundwater” means all subsurface water that occurs beneath the water table in rocks and geologic formations that are fully saturated.

“Holdback” means money that is retained by SDTC for future disbursement until all Project requirements have been completed as defined in Section 3.4 hereof.

“IFRS” means international financial reporting standards which are, for the purposes of applying the same in accordance with the provisions of this Agreement, in effect in Canada, including those published in the handbook of the Canadian Institute of Chartered Accountants, as the same are generally applied to Persons carrying on the type of business or activity carried on by SDTC.

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“Insurance Policies” shall have the meaning ascribed in Section 7.8 hereof.

“Intellectual Property Right” means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights and moral rights, (b) trade secret rights, (c) patents, designs, algorithms and other industrial property rights, (d) all other intellectual and industrial property and proprietary rights of every kind and nature throughout the universe and however designated (other than trademark and trade name rights and similar rights), whether arising by operation of law, contract, license or otherwise, and (e) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing).

“Market Impact” means the Technology Impact that is attributable to the market penetration of the technology or technologies.

“Milestone” means a milestone determined in respect of the Project as set forth in Schedule B attached hereto, the achievement of which entitles the Eligible Recipient to submit a Claim to SDTC for payment of an installment of the Contribution, which Milestone may be amended pursuant to Section 3.8 hereof.

“Minister” means the Minister within the meaning of the Canada Foundation for Sustainable Development Technology Act R.S.C., 2001, c. 23.

“Non-Eligible Project Costs” mean any costs other than Eligible Costs, and, for greater certainty include:

a)	general overhead costs of the Eligible Recipient, including operating costs related to general maintenance and repairs;

b)	costs to decommission the Project;

c)	capital costs associated with ongoing scientific or technical activities of the Eligible Recipient;

d)	costs associated with the subsequent diffusion of the technology;

e)	fees and expenses incurred in relation to lobbying or government relation activities;

f)	contingency fees; and

g)	legal, financing fees and costs.

“Payment Date” means the date on which an installment of the Contribution is paid by SDTC to the Eligible Recipient.

“Period of Funding” means a maximum period of five (5) years during which the Project receives funding for the execution of the Project, excluding the three (3) year reporting period which follows the completion of the Project.

“Primary Effects” means the specific elements or activities for the reduction of Greenhouse Gases, Airborne Contaminants, Contaminants in Water or Contaminants in Soil (e.g. reducing Greenhouse Gas or Airborne Contaminant emissions, storing carbon dioxide, enhancing Greenhouse Gas or Airborne Contaminant removals, increasing Water treatment efficiency, or

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reducing human exposure to available Contaminants in Soil) that the Project is intended to achieve.

“Project” means the Project described, or referred to in Schedule A, and defined in the Proposal.

“Project Assessment Boundary” means the spatial and temporal limits of the relevant Primary Effects and Secondary Effects that will be taken into account in the calculation of Emission Reductions, or reduction of Contaminants in air, Soil or Water, for the Project.

“Project Impact” means the Technology Impact attributable to the Project, calculated upon completion of the Project. In calculating the Project Impact, both positive and negative impacts within the Project Assessment Boundary shall be taken into consideration.

“Project Intellectual Property” means any and all intellectual and industrial property developed, produced, created or invented in connection with the performance of the Project including, without limitation, data, techniques, methods, processes, know-how, inventions, improvements, enhancements, designs, formulae, photographs, drawings, plans, specifications, reports, studies, technical and procedural manuals, programs including firmware and software (in source code and object code form}, whether susceptible to copyright or not, proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know-how and databases, and all Intellectual Property Rights therein.

“Project Oversight Committee” shall have the meaning ascribed in Section 3.9 hereof.

“Proposal” means the written document(s) submitted (whether electronically or otherwise) to SDTC by the Eligible Recipient in response to the request for Phase II full proposal.

“Proposal Date” means the date of the Proposal specified in the third recital to this Agreement.

“Remediation” means the improvement of a Contaminated Site to prevent, minimize or mitigate damage to human health or the environment. Remediation involves the development and application of a planned approach that removes, destroys, contains or otherwise reduces the availability of Contaminants to receptors of concern.

“Removal Enhancement” means the augmented removal of Greenhouse Gases and/or Airborne Contaminants from the atmosphere; or the augmented removal or destruction of Contaminants in Water and Soil.

“SDIRS” means the Sustainable Development Impact Reporting Suite as defined in Schedule E.

“Secondary Effects” means effects that are not Primary Effects and are changes in the emissions of Greenhouse Gas or Airborne Contaminants, or Contaminants, resulting from the Project which are identifiable and quantifiable in a commercially reasonable manner.

“Sediment” means an assemblage of individual particles of various origins either suspended in a water column (suspended sediment) or situated at the bottom of a surface of water column (benthic sediment).

“Shared Cost Arrangement Agreement” means the agreement between SDTC and the Funding Partner under which SDTC agreed to facilitate a contribution by the Funding Partner in respect of the Project.

“Soil” means an assemblage of individual particles of various origins situated above the bedrock ranging in size from very fine clays (<0.001 mm) through silts and sands, to gravels (>2.0 mm).

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“Surface Water” means natural water bodies, such as rivers, streams, brooks, and lakes, as well as artificial water courses, such as irrigation, industrial and navigational canals, in direct contact with the atmosphere.

“Sustainable Development” means development that meets the needs of the present without compromising the ability of future generations to meet their own needs, including technologies that will mitigate, substitute or sequester greenhouse gas emissions and reduce Criteria Air Contaminants.

“Sustainable Development Technologies” means technologies that make progress towards Sustainable Development and are related to climate change, clean air, clean water or clean soil, and are designed to support the British Columbia government’s energy, economic, environmental and greenhouse gas reduction priorities and advance British Columbia’s clean energy sector.

“Technology Impact” means the increase or decrease (through Emission Reductions or Removal Enhancements) of emissions of Greenhouse Gases or Airborne Contaminants, and the increase or decrease of Contaminants in Water or Soil, attributable to a technology or technologies, as calculated using Accepted Practices.

“Wastewater” means the contents of sanitary, storm, or combined sewer systems, including liquid wastes from human, agricultural, biological processes, precipitation, runoff, manufacturing, materials processing, industries, institutions, landfills, and households, or similar activities, as well as intercepted storm water runoff.

“Water” means Groundwater, Surface Water, Groundwater under direct influence of Surface Water, Wastewater or seawater.

“Work Plan” means the Work Plan and Statement of Project Objectives for the Project attached hereto as Schedule A.

1.2	In this Agreement:

a)

unless the context otherwise requires, the singular shall include the plural and vice versa, and in particular the definitions of words and expressions set forth in Section 1.1 hereof shall be applied to such words and expressions when used in either the singular or the plural form;

b)	references to, or to any particular provision of, a document shall be construed as references to that document as amended to the extent permitted by this Agreement and in force at any time;

c)

any reference to a statutory provision shall include that provision as from time-to-time modified or re-enacted providing that in the case of modifications or re-enactments made after the date of this agreement the same shall not have effective substantive change to that provision;

d)	unless otherwise indicated, references to Articles, Sections, Subsections or Schedules should be construed as references to the applicable Articles, Sections, Subsections or Schedules;

e)

the division of this Agreement into Sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement;

f)	unless otherwise indicated all dollar amounts referred to in this Agreement, including the symbol“$”, refer to lawful money of Canada; and

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g)	unless the context otherwise requires, words importing a particular gender shall include the other gender.

1.3	In the event of any inconsistency between a provision in the body of this Agreement and a provision in a Schedule or the Proposal, then:

a)	a specific provision takes precedence over a general provision; and

b)	otherwise, the following order of precedence shall apply:

i.	this Agreement;

ii.	the applicable Schedule;

iii.	the Proposal.

1.4

Where any representation, warranty or other statement in this Agreement is expressed to be made by any party to its knowledge or is otherwise expressed to be limited in scope to matters known to a party, or of which a party is aware, it shall mean such knowledge as is actually known to, or which would have or should have come to the attention of, such party, or if such party is a corporation the officers or employees of such party who have overall responsibility for or knowledge of the matters relevant to such statement and such party hereby confirms that it has made appropriate inquiries of all such officers and employees. Any reference to an Eligible Recipient’s knowledge in respect to a Consortium Member refers to knowledge based on such Eligible Recipient’s due inquiry of employees of such Consortium Member.

1.5	The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

a)	Schedule A Work Plan and Statement of Project Objectives

b)	Schedule B Project Milestones, Deliverables, Metrics and Risks

c)	Schedule C Project Financials

d)	Schedule D Consortium Members, Participants and Key Suppliers/Subcontractors

e)	Schedule E Project Reporting Requirements

f)	Schedule F Environmental and Economic Benefits

g)	Schedule G Accepted Practices

2.0	TERM

2.1

The term of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 13.0 hereof, shall continue in full force and effect until the Acceptance by SDTC of the third annual SDIRS Reports on the Project as provided in Sections 5.0 and 8.0 in Schedule E.

3.0	CONTRIBUTION PAYMENTS

3.1	Subject to the terms and conditions contained herein, SDTC shall pay to the Eligible Recipient up to the lesser of: (a) 23.1 %of the Eligible Project Costs, or (b) $12,000,000 (the

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“Contribution”), payable in installments as provided in Schedule C attached hereto. SDTC shall not make any payment on account of any cost incurred by the Eligible Recipient prior to October 1, 2017 or in excess of the costs set out in the Budget attached hereto as Schedule C. Any Person that does not have legal capacity in Canada or Excluded Recipient may collaborate with the Eligible Recipient in relation to the Project, and may contribute in-kind or advisory work, or perform work under contract to the Eligible Recipient, provided that such parties do not receive direct funding from SDTC.

The Eligible Recipient acknowledges that a portion of the Contribution is being provided indirectly by the Funding Partner under the Shared Cost Arrangement Agreement, and that SDTC is facilitating the payment of such portion by accepting payment from the Funding Partner and including such amounts in the Contribution provided for under this Agreement.

3.2	Notwithstanding any other provision of this Agreement:

a)	the Contribution shall not exceed fifty percent (50%) of the Eligible Project Costs for the Project;

b)	the Eligible Recipient shall contribute a minimum of twenty-five percent (25%) of the Eligible Project Costs for the Project in cash, in-kind goods or services, or a combination thereof;

c)

SDTC shall not have any obligation to pay the Contribution, or any installment thereof, unless SDTC has received sufficient allocated funds from the Government of Canada and the Funding Partner to enable it to make such Contribution;

d)

SDTC shall not have any obligation to pay the Contribution, or any installment thereof, unless the Eligible Recipient(s), on or before each Payment Date, has established, to the satisfaction of SDTC, that the Eligible Recipient through enforceable commitments or otherwise, has the financial capacity to finance the Project; and

e)

the Eligible Recipient shall declare and certify to SDTC in writing all direct sources of funding for the Project, whether in place, requested or anticipated to be requested, including Government Funding identified by specific government programs.

3.3

Installments of the Contribution shall be paid to the Eligible Recipient upon the achievement of various Project Milestones and upon receipt by SDTC and SDTC Acceptance of all required reports. A written claim (“Claim”) requesting an installment payment for a Milestone and all associated required reports shall be submitted by the Eligible Recipient upon the achievement of each Milestone in accordance with the schedule of payments set out in Schedule C attached hereto. Early delivery is permitted, provided that SDTC shall not be required to release payment until the dates specified in Schedule C. Each Claim shall include a statement of Eligible Project Costs incurred in connection with the Milestone and shall be certified by an officer of the Eligible Recipient and accompanied by such supporting documentation as SDTC may require. Where the amount of any item of a Claim exceeds $1000.00, invoices, receipts or other supporting documentation shall be available for review by SDTC to support the Claim with respect to such items. Upon Acceptance by SDTC of a Claim for payment of an installment of the Contribution, SDTC shall pay to the Eligible Recipient such installment of the Contribution. SDTC shall have 45 days from the receipt of all required reports to provide notice of Acceptance or rejection of a Claim. If a Claim is rejected by SDTC then SDTC will give notice of such rejection to the Eligible Recipient, together with its reasons therefore, and the Eligible Recipient shall have 20 days to provide revised reports in support of such Claim. SDTC shall have 10 days to provide notice of Acceptance or rejection of revised reports. If the Claim is again rejected by SDTC then the aforementioned process and time periods for the submission of reports will continue until such

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time as the Claim is accepted or the Agreement is terminated. Any Claim that is reasonably rejected by SDTC after three (3) submissions shall constitute an Event of Default.

3.4	SDTC shall withhold ten percent (10%) (the “Holdback”) from each installment of the Contribution payable hereunder until:

a)	the Project has been completed to the satisfaction of SDTC;

b)	all required reports have been received and approved by SDTC; and

c)	SDTC has accepted the Audited Project Report;

at which time, SDTC shall, subject to Section 3.5 hereof, pay the Holdback to the Eligible Recipient.

3.5

The obligation of SDTC to make a payment to the Eligible Recipient of each installment of the Contribution is subject to the fulfillment, or the waiver by SDTC, in its sole discretion, of each of the following conditions on or before the time of each such payment:

a)

Accuracy of Representations and Warranties. Each representation and warranty contained in Section 8.0 hereof shall be true on and as of the Payment Date with the same force and effect as though such representation and warranty had been made on and as of that date; and

b)

Performance. The Eligible Recipient shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Eligible Recipient prior to or on the Payment Date; and

c)

Disbursement. Notwithstanding any other provision of this Agreement, including for greater certainty any Schedule hereto, SDTC shall not, and shall have no obligation to, pay any part of a Claim subsequent to March 31, 2023 unless SDTC shall have first obtained in form satisfactory to SDTC authorization from the Government of Canada in accordance with the Funding Agreement to disburse funds subsequent to such date.

3.6	It is expressly understood that this Agreement has been authorized and delivered by SDTC in reliance on environmental assurances and disclosures set forth in the Proposal, and that

a)	where the Project requires an Environmental Assessment the Eligible Recipient has provided a summary of the results;

b)

where the Project does not require an Environmental Assessment, the Eligible Recipient has provided written confirmation that a self-assessment of environmental impacts associated with the Project was conducted and that any necessary mitigating measures will be implemented; and

c)

in the event part of the Project is a “Project” as defined in the Canadian Environmental Assessment Act and is to be carried out or conducted outside of Canada, the Eligible Recipient has conducted an Environmental Assessment of the Project in accordance with the Canadian Environmental Assessment Act or in accordance with a process that is in effect in the foreign state where the Project will take place and consistent with the Canadian Environmental Assessment Act.

3.7	The Eligible Recipient acknowledges and agrees that upon the occurrence of any one or more of the following events:

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a)	SDTC has paid a Claim and later determines that the Claim contained a cost which was a Non-Eligible Project Cost;

b)	The Eligible Recipient is not in compliance with Section 3.2b) hereof or provides less funding for the Project than specified in the Budget;

c)	SDTC’s Contribution to the Project exceeds 50% of the Project’s Eligible Project Costs; or

d)	The Eligible Recipient(s) receives revenue from the sale or commercial use of Project assets during the Period of Funding;

the amount of the overpayment under (a) or (c) above, the shortfall in the Eligible Recipient’s contribution to the Project as required under Section 3.2b) hereof, or the proceeds from the sale or commercial use of Project assets, as the case may be, shall constitute a debt due to SDTC and the Eligible Recipient shall repay such amount to SDTC immediately. Without limitation, SDTC shall be entitled to set-off any such amount against future installments of the Contribution. With respect to (i) proceeds derived from the sale of a Project asset or (ii) the revenue derived from the commercial use of Project assets during the Period of Funding, the Eligible Recipient shall pay to SDTC an amount equal to that proportion of such proceeds or revenue that SDTC’s Contribution bears to the Eligible Project Costs of the Project, in each case to a maximum amount equal to the Contribution hereunder. For greater certainty, the sale of a Project asset shall include the sale of any capital item, material or equipment considered to be an Eligible Project Cost and the commercial use of Project assets shall include the sale, lease or disposal of any goods or services produced using Project assets.

The Eligible Recipient shall immediately give notice in writing to SDTC of the occurrence of an event set out in one or more of the Sections 3.7b), c) or d) hereof, specifying in detail the nature of the event.

3.8

The Eligible Recipient may propose reasonable amendments to any or all of the Work Plan, Milestones or Budget, and shall provide SDTC with written notice of the proposed amendment, including its scope, anticipated cost and anticipated results. SDTC shall have the right to review the proposed amendment and to consult with the Eligible Recipient and with any external consultants as deemed appropriate by SDTC in respect thereof. Within sixty (60) days of SDTC’s receipt of the aforementioned amendment notice: (i) if SDTC at SDTC’s own discretion, after consultation with the Eligible Recipient and with any external consultants as deemed appropriate by SDTC, does not agree with the proposed amendment, it shall not be Accepted; or (ii) if SDTC agrees with the proposed amendment, it shall so advise the Eligible Recipient in writing and this Agreement shall be amended in accordance with Section 18.3 hereof. Lack of consent by SDTC to a proposed amendment shall not preclude the Eligible Recipient from submitting any other reasonable proposed amendment in respect of any or all of the Work Plan, Milestones or Budget at any other time.

3.9

The Eligible Recipient acknowledges that SDTC and the Funding Partner shall establish a project oversight committee (the “Project Oversight Committee”) for the Project, consisting of representatives appointed by the Funding Partner and SDTC. The Funding Partner will be entitled to appoint representatives to the Project Oversight Committee, and SDTC will be entitled to appoint representatives to the Project Oversight Committee. The objectives of the Project Oversight Committee are to:

a)	meet with such frequency as may be required for the effective operation of the Project;

b)	monitor the progress of the Project;

c)	review the Eligible Recipient’s Claims;

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d)	provide guidance to the Eligible Recipient about the Project regarding technical and financial matters as needed;

e)	provide strategic direction to the Eligible Recipient; and

f)	make recommendations to the Eligible Recipient on the Budget, as requested.

3.10	The Eligible Recipient shall forward all invoices and applicable reports quoting this Agreement number 2017-A-3278 to:

SDTC

45 O’Connor Street

Suite 1850

Ottawa, Ontario

K1P 1A4

Attention: Aman Chahal

Manager, Projects

4.0	ELIGIBLE PROJECT COSTS

4.1

The Eligible Recipient hereby certifies that (a) all costs described as Eligible Project Costs in Schedule C and submitted to SDTC for payment of an installment of the Contribution are accurate and are Eligible Project Costs of the Project, (b) all labour rates submitted in the budget as Eligible Project Costs are equal to the salary of the actual employee performing the work or if paid to a consultant and not an employee are the lowest labour rates charged by any consultant to a third party, and (c) the cost claimed for any services or equipment submitted as an Eligible Project Cost shall not include profit to the Eligible Recipient or any Consortium Member or any party related to or otherwise not at arm’s length to any of them and must be supported by invoice, and (d) all costs for labour rates claimed will be directly related to the person undertaking the work.

4.2	SDTC will determine whether a cost is an Eligible Project Cost or a Non-Eligible Project Cost and such determination shall be final and binding upon the Eligible Recipient.

5.0	REPORTING

5.1

The Eligible Recipient shall submit to SDTC, at least annually, in such form and containing such information as SDTC may require from time to time the reports and information set forth in Schedule E, together with such other information and reports as may from time to time reasonably be requested by SDTC.

5.2

Upon request from SDTC the Eligible Recipient will furnish to SDTC (i) the unaudited balance sheet of the Eligible Recipient (the “Balance Sheet”) as at such interim period as may be reasonably requested by SDTC and the related unaudited statements of operations and cash flows for the requested period, and (ii) the audited balance sheet of the Eligible Recipient and the related audited statements of operations and cash flows for the fiscal year then ended, (collectively, the “Financial Statements”). The Financial Statements shall be complete and correct, shall be in accordance with the books and records of the Eligible Recipient and present fairly the financial condition and results of operations of the Eligible Recipient, as at the dates and for the periods indicated, and shall be prepared in accordance with IFRS or ASPE, consistently applied.

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5.3

Subject to Section 10.0 hereof, the Eligible Recipient hereby grants to SDTC a limited license (with a right to sublicense to the Funding Partner) to copy and distribute all information and/or reports submitted to it pursuant to this Section 5.0 hereof for the purposes of SDTC (or the Funding Partner) fulfilling its obligations hereunder and its obligations to the Government of Canada or other governmental authorities.

5.4

Upon completion of the Project, the Eligible Recipient shall provide SDTC with a certificate of an officer of the Eligible Recipient setting out any contributions or payments received by the Eligible Recipient in respect of the Project in addition to, or from sources other than, those named in its Proposal, and shall further certify as to any amounts owing to SDTC resulting from such over-funding and/or over-payment either as a result of changes in Project costs or accounting errors, or both.

6.0	ACCOUNTS, AUDITS AND INSPECTIONS

6.1	During the term of this Agreement, and for a further period of not less than four (4) years subsequent to termination the Eligible Recipient(s) shall:

a)

maintain and preserve proper books, accounts and records of its financial contributions both, cash and in-kind, all its costs and expenses incurred and paid in connection with the Project and shall keep invoices, receipts and vouchers relating thereto;

b)

maintain and preserve proper and accurate records relating to the environmental impact, sales revenues, employment impacts, technology developments (including patents and patent applications) and other impacts of the Project; and

c)	on demand, make available to SDTC such books, accounts, records, invoices, receipts and vouchers referred to above and permit SDTC to examine, audit and take copies and extracts from such documents.

6.2

The Project shall be audited at the expense of the Eligible Recipient, by an auditor acceptable to SDTC at the end of the Project and such auditor shall prepare a final financial project audit report (the “Audited Project Report”) based upon such audit. The Project may also be audited by SDTC’s auditors or another auditor acceptable to SDTC, at SDTC’s cost, at such other time or times as SDTC may require.

6.3

The Eligible Recipient shall ensure that SDTC or its designate or the Funding Partner has access during normal working hours to any premise, or place where the Project is being carried out for the purpose of inspecting and assessing the progress of the Project and all matters relating thereto.

6.4

The Eligible Recipient shall permit the Minister and the Auditor General of Canada or their representatives to audit, or cause to have audited, the accounts and records of the Eligible Recipient as those accounts and records relate to the Project and shall cooperate with and allow access to the Minister and the Auditor General of Canada to the books and records of the Eligible Recipient and to the business premises and the Project site of the Eligible Recipient in order for the Minister and the Auditor General of Canada to conduct any such audit.

7.0	COVENANTS OF THE ELIGIBLE RECIPIENT

7.1	The Eligible Recipient shall complete the Project by the Completion Date unless the Completion Date is extended by SDTC in consultation with the Funding Partner.

7.2	The Eligible Recipient shall carry out the Project promptly, diligently and in a professional manner and in accordance with the terms and conditions of this Agreement, including all

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workplans, milestones, financials and all other requirements set out in the schedules, and the Proposal.

7.3	The Eligible Recipient shall comply with all federal, provincial and municipal laws in relation to the Project.

7.4

The Eligible Recipient shall use commercially reasonable efforts to ensure that within three (3) years of the Completion Date the Project Intellectual Property and technology developed in connection with the Project, including any products, processes or services relating thereto, is made commercially available for the benefit of Canadians.

7.5

The Eligible Recipient shall comply in carrying out the Project, in all material respects, with all applicable environmental laws as such laws relate to the Project, and, to the extent that the Project was the subject of a self-assessment of environmental impacts to cause all mitigation measures identified to be fully undertaken and performed.

7.6

Except as provided in the Proposal, the Eligible Recipient shall not subcontract all or any part of the Project unless the Eligible Recipient has obtained the prior written consent of SDTC. Every subcontract made by the Eligible Recipient shall provide that the subcontractor shall comply with the terms and conditions of this Agreement that are applicable to the subcontract.

7.7

The Eligible Recipient will not knowingly permit any member of the Legislative Assembly of British Columbia to be admitted, directly or indirectly to any share or part of any contract, agent or commission made pursuant to this Agreement or in relation to the Project or to obtain any benefits arising therefrom.

7.8

The Eligible Recipient shall maintain valid policies of employer’s liability insurance and of insurance with respect to its properties and business (the “Insurance Policies”) of the kinds and in the amounts which are customary for the nature and scope of the business carried on by the Eligible Recipient and for the Project.

7.9

The Eligible Recipient shall give written notice to SDTC of any (i) change in control of the Eligible Recipient, and (ii) any change in the composition of the Consortium Members or other entities listed in Schedule D attached hereto.

7.10

Subject to any confidentiality obligations of the Eligible Recipient to third parties, the Eligible Recipient will provide access to any individual conducting an evaluation of SDTC that is in the employ of, or engaged by, Her Majesty the Queen in Right of Canada, as represented by the Minister (the “Evaluator”) to the appropriate records and information sources relating to the Project to enable the Evaluator to conduct such evaluation and the Eligible Recipient shall cooperate with the Evaluator in respect of the Evaluator carrying out such evaluation of SDTC.

8.0	REPRESENTATIONS AND WARRANTIES

8.1

The Eligible Recipient hereby represents and warrants on its own behalf and on behalf of the Consortium and each Consortium Member, and the Eligible Recipient hereby acknowledges that SDTC is relying on such representations and warranties for the purpose of entering into this Agreement and making payment of any installment of the Contribution:

a)	Corporate Power and Due Authorization

The Eligible Recipient has the corporate power and capacity to enter into and to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Eligible Recipient and is a valid and binding obligation of the Eligible Recipient enforceable against it in accordance with its terms, subject to bankruptcy,

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insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

b)	Incorporation and Status

The Eligible Recipient is duly incorporated and organized and validly existing under the laws of the jurisdiction of its incorporation and is in good standing in each jurisdiction where, by reason of its business or assets, it is required to be qualified or licensed.

c)	Contribution Eligibility

The Eligible Recipient satisfies the eligibility requirements established in this Agreement and the Project Is an Eligible Project.

d)	Sources of Funding

The Eligible Recipient has satisfied the requirements of Section 3.2 hereof. All direct sources of funding for the Project, including funding from government programs, are set out in Schedule C, attached hereto in the Eligible Project Funding Contribution Table.

e)	No Conflicts

The execution and performance of the transactions contemplated by this Agreement and compliance with their respective provisions by the Eligible Recipient will not (i) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Eligible Recipient, (ii) except as provided for or required in this Agreement, require on the part of the Eligible Recipient any filing with, or any permit, authorization, consent or approval of, any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a “Governmental Entity”), (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or other arrangement to which the Eligible Recipient is a party or by which the Eligible Recipient is bound or to which its assets are subject, other than any of the foregoing events which do not and will not, individually or in the aggregate, have a material adverse effect on the Eligible Recipient, (iv) result in the imposition of any security interest upon any assets of the Eligible Recipient, or (v) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to the Eligible Recipient or any of its properties or assets.

f)	Governmental Consents

No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Eligible Recipient in connection with the execution and delivery of this Agreement except such filings as shall have been made prior to and shall be effective on and as of the Effective Date.

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g)	Accuracy of Proposal

All factual matters contained in the Proposal and in all material submitted in support are true and accurate, and that all estimates, forecasts and other related matters involving judgment were prepared in good faith and to the best of its ability, skill and judgment and that all costs submitted to SDTC as Eligible Project Costs for reimbursement as an installment of the Contribution hereunder are Eligible Project Costs.

h)	Litigation

There is no action, suit, proceeding, or judgment or governmental inquiry or investigation, pending, or, to the best of the Eligible Recipient’s knowledge, any basis therefore or threat thereof, against the Eligible Recipient or to the best of the Eligible Recipient’s knowledge, any of the Consortium Members, or which questions the validity of this Agreement, or the right of the Eligible Recipient to enter into this Agreement, or which might result, either individually or in the aggregate, in a material adverse effect, nor is there any litigation pending, or, to the best of the Eligible Recipient’s knowledge, any basis therefore or threat thereof, against the Eligible Recipient or any Consortium Member by reason of the actual or proposed activities of the Eligible Recipient or the Consortium Member.

i)	Insurance

The Insurance Policies are in full force and effect and the Eligible Recipient is not in default (i) with respect to the payment of any premium or (ii) with respect to any material provisions contained in such policies. The Eligible Recipient and, to the best knowledge of the Eligible Recipient, each Consortium Member maintain valid policies of worker’s compensation insurance to the extent required by law.

j)	Absence of Changes

Since the Proposal Date, there has not been (a) any change in the assets, liabilities, financial condition or operations of the Eligible Recipient or the Consortium or any Consortium Member from that reflected in the Proposal and the Financial Statements, except changes in the ordinary course of business that have not been, either individually or in the aggregate, materially adverse; (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Project or the properties or business of the Eligible Recipient or any Consortium Member.

k)	Permits

The Eligible Recipient has all requisite licenses, permits and certificates, including environmental, work, health and safety permits, from federal, provincial and local authorities necessary to conduct its business and to carry out the Project. The Eligible Recipient and each Consortium Member has complied, and will in carrying out the Project comply, in all material respects, with all applicable laws.

l)	Environmental Matters

The Eligible Recipient and each Consortium Member has complied, and will comply in carrying out the Project, in all material respects, with all applicable environmental laws as such laws relate to the Project. There is no pending or, to the best knowledge of the Eligible Recipient, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any environmental law involving the Eligible Recipient or

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any Consortium Member. The Eligible Recipient and each Consortium Member has complied with any and all requirements to perform an Environmental Assessment with respect to the Project and has notified SDTC of the need for, and the completion of such Environmental Assessment(s).

m)	Disclosures

Neither the Proposal, this Agreement, nor any Schedule attached hereto, nor any report, certificate or instrument furnished to SDTC in connection with the transactions contemplated by this Agreement, including the financial projections provided by the Eligible Recipient, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

n)	International Agreements

The Eligible Recipient has conducted an assessment of trade and competition impacts, including compliance with international agreements and has concluded that the marketing and commercialization of this technology resulting from the Project will not be in conflict with any international agreements.

o)	Contingency Fees

The Eligible Recipient has not incurred any liability for, and will not, pay or agree to pay, either directly or indirectly, any Contingency Fees for (i) the solicitation, negotiation, or obtaining of the Contribution for the Project, (ii) the transactions contemplated by this Agreement, or (iii) the entering into of this Agreement, to any person, including a broker, consultant or advisor.

8.2

SDTC hereby represents and warrants to the Eligible Recipient and hereby acknowledges that the Eligible Recipient is relying on such representations and warranties for the purpose of entering into this Agreement:

a)	Corporate Power and Due Authorization

SDTC has the corporate power and capacity to enter into and to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by SDTC and is a valid and binding obligation of SDTC enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

b)	Incorporation and Status

SDTC is duly incorporated and organized and validly existing under the laws of Canada and is in good standing in each jurisdiction where, by reason of its business or assets, it is required to be qualified or licensed.

9.0	INTELLECTUAL PROPERTY

9.1	Subject to Section 13.2d) hereof, title to all Intellectual Property Rights in Project Intellectual Property shall vest in the Eligible Recipient and/or Consortium Members, in the manner agreed

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upon by the Eligible Recipient and the Consortium Members, and, for greater certainty, shall not vest in SDTC.

9.2

The Eligible Recipient shall ensure that all employees or contractors working on the Project assign any and all Intellectual Property Rights in and to any Project Intellectual Property to the Eligible Recipient or a Consortium Member and that each such employee or contractor or any other person working on or contributing to the development of Project Intellectual Property executes a written permanent waiver of moral rights (as that term is defined in the Copyright Act, R.S.C., c. C-42} in any copyright arising in connection with the Project Intellectual Property.

9.3	The Eligible Recipient shall disclose to SDTC all arrangements and agreements among the Consortium Members with respect to the ownership of all Project Intellectual Property.

9.4

The Eligible Recipient shall disclose to SDTC, concurrent with the execution of this Agreement, all security interests, liens, encumbrances or other restrictions (each, a “Security Interest”) on or against all Project Intellectual Property. In addition, throughout the term of this Agreement, the Eligible Recipient shall disclose to SDTC in writing in advance its intention to grant over all or any part of the Project Intellectual Property a Security Interest in favour of a third party, including any Consortium Member. The Eligible Recipient will update such information promptly to SDTC in writing should any such Security Interest, or the details thereof change, terminate or be amended in any way throughout the term of this Agreement.

9.5

The Eligible Recipient agrees to do and execute or cause to be made, done or executed all such further and other things, acts, deeds, documents, applications, specifications, oaths, assignments and assurances as may be necessary or reasonably required to give full effect to the assignment to Canada pursuant to Section 13.2d) hereof of the Eligible Recipient’s rights in the Project Intellectual Property, including all Intellectual Property Rights therein or relating thereto. The Eligible Recipient hereby irrevocably designates and appoints SDTC and its duly authorized officers and agents as the Eligible Recipient’s agent and attorney in fact, to act for and on behalf of the Eligible Recipient to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Eligible Recipient.

10.0	CONFIDENTIAL INFORMATION

10.1

Any Confidential Information received by either party hereto (a “receiving party”) pursuant to this Agreement shall be used, disclosed, or copied, only for the purposes of, and only in accordance with, this Agreement. The receiving party shall use, as a minimum, the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Confidential Information. Without limiting the generality of the foregoing:

a)	the receiving party shall only disclose Confidential Information to its bona fide employees, contractors or suppliers who need to obtain access thereto for purposes consistent with this Agreement;

b)	the receiving party shall not make or have made any copies of Confidential Information except those copies which are necessary for the purposes of this Agreement; and

c)

the receiving party shall affix to any copies it makes of the Confidential Information, all proprietary notices or legends affixed to the Confidential Information as they appear on the copies of the Confidential Information originally received from the disclosing party.

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10.2

The Eligible Recipient recognizes the necessity for SDTC to provide verification pursuant to the Funding Agreement to Her Majesty the Queen (the “Crown”) in Right of Canada as represented by the Minister of Industry that the purpose and objectives of SDTC are being achieved. The Eligible Recipient shall cooperate with SDTC to enable SDTC to effectively report to the Crown, provided however that SDTC shall not disclose Confidential Information received from the Eligible Recipient to the Crown unless such Information is aggregated with similar information from other projects and is not attributed to the Eligible Recipient or other Consortium Members, in which case the information will be deemed not to be Confidential Information. Such aggregated information may include Greenhouse Gas emissions reduction and clean air impacts reporting, both estimated and actual, and all other information reported under Section 5.0 hereof after it has been compiled by sector, sub-sector, technology segment and/or region.

10.3	The receiving party shall not be bound by obligations restricting disclosure and use set forth in this Agreement with respect to any Confidential Information which:

a)	was known by the receiving party prior to disclosure, as evidenced by its business records;

b)

was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this Agreement or any other confidentiality obligation on behalf of any third party;

c)

was disclosed to the receiving party by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

d)	is independently developed by the receiving party, as evidenced by its business records; or

e)

is disclosed when such disclosure is compelled pursuant to legal, judicial, or administrative proceedings, or otherwise required by law, provided that the receiving party advises the disclosing party of any such disclosure in a timely manner prior to making any such disclosure (so that either party can apply for such legal protection as may be available with respect to the confidentiality of the information which is to be disclosed), and provided that the receiving party shall apply for such legal protection as may be available with respect to the confidentiality of the Confidential Information which is required to be disclosed.

10.4

Except for disclosures authorized under the terms of this Agreement, the receiving party shall notify the disclosing party immediately upon learning of any disclosure of the disclosing party’s Confidential Information.

10.5

Notwithstanding any other provision of this Agreement, SDTC may provide any reports, financial statements, certificates or other documents, and any Confidential Information or other information, received from the Eligible Recipient under terms of this Agreement to the Funding Partner, so long as the Funding Partner is subject to the obligations of confidentiality with respect thereto that are substantially the same (with appropriate adjustments to address the different governance structures of SDTC and the Funding Partner) as SDTC’s obligations of confidentiality under this Agreement.

11.0	INDEMNITY

11.1	The Eligible Recipient shall indemnify and save harmless SDTC and its board of directors, members, employees and agents and the Government of Canada from and against any and all

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claims, damages, loss, costs and expenses which they or any of them may at any time incur or suffer as a result of or arising out of:

a)

any injury to persons (including injuries resulting in death) or loss of or damage to property which may be or be alleged to be caused by or suffered as a result of the carrying out of the Project or any part thereof, except to the extent caused by the negligence of SDTC, its board members, employees or agents;

b)

any claim, demand or action for the infringement or alleged infringement of any Intellectual Property Right of a third party based upon the use thereof by the Eligible Recipient or upon the use of the Project Intellectual Property by SDTC or the Government of Canada in accordance with the terms hereof; and

c)

any claim, demand or action made by a third party against them or any of them based upon SDTC’s capacity as a provider of financial assistance under this Agreement, including without limitation, any claim in respect of materials or services provided by a third party to the Eligible Recipient or to a subcontractor or supplier of the Eligible Recipient.

12.0	LIMITATION OF LIABILITY

12.1

IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

12.2

Except for claims under Section 11.1b) hereof, neither party shall be liable to the other for damages in excess of the amount of the Contribution actually paid to the Eligible Recipient by SDTC pursuant to this Agreement.

12.3

The Eligible Recipient hereby acknowledges that SDTC may provide funding to numerous companies, entities and consortia, some of which may be competitive with the Eligible Recipient or Consortium Members or which may be competitive with the technology developed in connection with the Project (“Competitive Entities”). SDTC shall not be liable to the Eligible Recipient for any claim arising out of, or based on: (i) the provision of funding by SDTC to any Competitive Entity; or (ii) actions taken by any partner, officer or other representative of SDTC to assist a Competitive Entity (in the capacity as a director of such company or otherwise), whether or not such action has a detrimental effect on the Eligible Recipient or the Project, provided that SDTC will in all circumstances maintain the confidentiality of all information provided to it by the Eligible Recipient in accordance with the terms and conditions hereof.

13.0	TERMINATION OF AGREEMENT

13.1	The following shall constitute events of default (each an “Event of Default”) under this Agreement:

a)	the Eligible Recipient becomes bankrupt or insolvent, goes into receivership, or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors;

b)	an order is made or resolution passed for the winding up of the Eligible Recipient, or the Eligible Recipient is dissolved;

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c)	the Eligible Recipient has knowingly made any misrepresentations to SDTC in respect of the Proposal or this Agreement;

d)

the Eligible Recipient Is in material breach of this Agreement and such material breach has not been remedied by the Eligible Recipient within sixty (60) days of receiving notice of such material breach from SDTC; or

e)	the rejection by SDTC of the third consecutive submission of any one report in support of a Claim under Section 3.3 hereof.

13.2	Upon the occurrence of an Event of Default, SDTC may, in its sole discretion exercise one or more of the following options:

a)	terminate the whole or any part of this Agreement;

b)	suspend or terminate SDTC’s obligation to pay any further installments of the Contribution in respect of the Project, including monies due or accruing due which have not yet been paid;

c)	in the event of a breach by the Eligible Recipient of Section 3.2 hereof, exercise the remedies described in Section 3.7 hereof;

d)

upon fifty (50) days written notice to the Eligible Recipient and provided that the Eligible Recipient has not repaid the disbursed Contribution prior to the expiry of such fifty (50) day period, cause the Eligible Recipient to convey directly to Canada any and all Project Intellectual Property and obtain from the Eligible Recipient any required license to exercise the Intellectual Property Rights in the Background Intellectual Property;

e)

upon fifty (50) days written notice to the Eligible Recipient and provided that the Eligible Recipient has not repaid the disbursed Contribution prior to the expiry of such fifty (50) day period, have the Eligible Recipient transfer and assign to SDTC all of the Eligible Recipient’s right, title and interest in and to equipment, capital assets and supplies purchased by the Eligible Recipient to carry out the Project (to the extent such were acquired and reimbursed by SDTC); and/or

f)	direct the Eligible Recipient to repay forthwith all or any part of the Contribution paid by SDTC pursuant to this Agreement.

13.3	In the event that SDTC exercises its rights under Section 13.2d) hereof, the Eligible Recipient shall:

a)

obtain a written permanent waiver of moral rights (as that term is defined in the Copyright Act, R.S.C., c. C-42), in a form acceptable to SDTC, from every author that contributed to any Intellectual Property Rights which arose from the Project and which are subject to copyright protection; and

b)

at the expense of SDTC, afford Canada all reasonable assistance in the preparation of applications and in the prosecution of any applications for registration of any Intellectual Property Right which arose from the Project.

13.4

In the event that the Eligible Recipient determines in good faith that (i) the Project should be terminated prior to completion or (ii) at any time after completion of the Project commercialization is not reasonably commercially feasible, the Eligible Recipient shall provide SDTC with detailed written reasons for the termination of the Project or termination of commercialization as the case may be. SDTC shall have a period of sixty (60) days to assess

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the Project and the reasons for the Eligible Recipient’s determination that the Project should not continue. In connection with such assessment by SDTC, SDTC may engage the services of consultants and advisors and the Eligible Recipient shall be responsible for the fees and expenses relating thereto. In the event that SDTC agrees that the Project or commercialization as the case may be, should be terminated, SDTC shall give notice to the Eligible Recipient that as of the date of such notice from SDTC:

a)	this Agreement shall be terminated; and

b)

SDTC shall have no obligation to pay any further installments of the Contribution in respect of the Project, other than amounts due or accruing due as of the date of termination which have not yet been paid.

13.5	In the event that SDTC does not agree that the Project should be terminated, then SDTC shall give notice to the Eligible Recipient that as of the date of such notice from SDTC:

a)	this Agreement shall be terminated in accordance with Section 13.2 hereof;

b)

SDTC shall have no obligation to pay any further installments of the Contribution in respect of the Project, including amounts due or accruing due as of the date of termination which have not yet been paid; and

c)

upon fifty (50) days written notice to the Eligible Recipient and provided that the Eligible Recipient has not repaid the disbursed Contribution prior to the expiry of such fifty (50) day period, the Eligible Recipient shall transfer and assign to Canada all of the Eligible Recipient’s right, title and interest in and to the Project Intellectual Property.

13.6

SDTC may terminate this Agreement, terminate its obligations to make Contributions or reduce the amount of Contributions otherwise required to be made pursuant to this Agreement upon thirty (30) days written notice to the Eligible Recipient (“Notice of Termination”), without penalty in the event that:

a)	the Funding Agreement is materially amended, expired or terminated for any reason;

b)	SDTC has not received sufficient allocated funds from the Government of Canada to enable SDTC to pay the Contribution; or

c)	an order is made or resolution passed for the winding up of SDTC or the dissolution of SDTC.

13.7	If this Agreement is terminated in accordance with section 13.6:

a)	any Claims submitted by the Eligible Recipient prior to the effective date of the Notice of Termination shall be processed by SDTC in accordance with the terms hereof;

b)	SDTC shall have no obligation to pay any further installments of the Contribution, including amounts due or accruing as of the effective date of the Notice of Termination; and

c)

the Eligible Recipient releases SDTC from any and all claims relating to such termination (other than the payment of any part of the Contribution properly payable by SDTC to the Eligible Recipient in accordance with the terms and conditions hereof).

13.8

If upon expiration or termination of this Agreement for any reason whatsoever, there are, at the date of such termination, any amounts paid by SDTC to the Eligible Recipient as part of the Contribution which have not been expended by the Eligible Recipient on such date on Eligible

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Project Costs, the Eligible Recipient shall upon receipt of written notice from SDTC, repay all such amounts to SDTC in full. In the event the Eligible Recipient does not repay any and all such amounts to SDTC within thirty {30) days of the date of a written demand from SDTC to the Eligible Recipient requiring such repayment, such failure to repay shall constitute an Event of Default under this Agreement and SDTC shall have, in addition to all rights and recourses to recover monies owing at law or in equity, the rights set forth in Sections 13.2d) and {e) and Section 13.3 of this Agreement.

13.9	Fees and Expenses

Whether or not the transactions contemplated hereby are completed, the Eligible Recipient shall pay all reasonable out-of-pocket, due diligence and other related expenses of SDTC including, without limitation, the fees and expenses of legal counsel to SDTC relating to the negotiation and settlement of this Agreement and the fees paid to consultants and advisors pursuant to Section 13.4 hereof. Such expenses, if incurred, shall be deducted from an installment of the Contribution paid by SDTC to the Eligible Recipient pursuant to the terms hereof. The Eligible Recipient and Consortium Members shall bear their respective expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants, and in no event shall SDTC be responsible for such costs.

14.0	ASSIGNMENT

14.1

This Agreement shall not be assigned in whole or in part by the Eligible Recipient without the prior written consent of SDTC and any assignment made without that consent is void and of no force or effect.

15.0	DISPUTE RESOLUTION

15.1	Best Endeavours to Settle Disputes

In the event of any dispute, claim, question or difference arising out of or relating to this Agreement or any breach hereof, the parties hereto shall use reasonable efforts to settle such dispute, claim, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.

15.2	Mediation

If a dispute arising out of this Agreement cannot be settled amicably through negotiation, then the parties agree that either party may submit the dispute to mediation {as administered by the Arbitration and Mediation Institute of Canada Inc.) upon written notice to the other party. The cost of mediation shall be borne equally by the parties.

15.3	Arbitration

a)

Except as is expressly provided in this Agreement, if the parties do not reach a solution pursuant to Sections 15.1 or 15.2 hereof within a period of thirty {30) Business Days, then upon written notice by any party to the other, the dispute, claim, question or difference shall be finally settled by arbitration in accordance with the provisions of the Arbitrations Act (British Columbia) and any amendments thereto, based upon the following:

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i.

the arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the parties, or in the event of failure to agree within ten (10) Business Days, any party may apply to a court of competent jurisdiction to appoint an arbitrator. The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

ii.

the arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute, claim, question or difference and, in any event, the arbitration award must be rendered within thirty (30) Business Days of the submission of such dispute to arbitration;

iii.	the arbitration shall take place in Vancouver, British Columbia and shall, unless otherwise mutually agreed among the parties, be conducted in English;

iv.

the arbitration award shall be given in writing and shall be final and binding on the parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto;

v.

each party shall bear the cost of preparing its own case. The arbitrator shall have the right to include in the award the prevailing party’s costs of arbitration and reasonable fees of attorneys, accountants, engineers and other professionals incurred by it in connection with the arbitration; and

vi.

judgment upon the award rendered may be entered in any Court having jurisdiction, or, application may be made to such Court for a judicial recognition of the award or an order of enforcement thereof, as the case may be. In addition, if it appears to either party that the arbitrator lacks the power to give effective interim relief, such party may apply to a court of competent jurisdiction for such relief.

16.0	PUBLICITY AND ACKNOWLEDGEMENTS

16.1	The Eligible Recipient will acknowledge the financial support of SDTC and the Funding Partner in all publicly disseminated information relating to the Project unless otherwise directed by SDTC.

16.2

The Eligible Recipient hereby consents and agrees to the participation by SDTC or a representative of the Government of Canada and the Funding Partner at any public event relating to the Project organized by the Eligible Recipient, the Consortium or a Third Party and to have the event take place on a date mutually agreed upon by the Eligible Recipient and SDTC. If directed by SDTC, the Eligible Recipient shall use the corporate name and logo of SDTC and the name and logo of the Funding Partner and the Government of Canada’s wordmark provided that such use is strictly in accordance with the policies of SDTC and the Government of Canada and the Funding Partner, as applicable relating thereto and only as it relates to the Project and for no other use without the prior written consent of SDTC.

16.3

No press releases, public announcements or other material prepared by the Eligible Recipient, the Consortium or a Third Party for promotional and general information purposes relating to the Project, SDTC, the Funding Partner or the Contribution shall be issued or distributed to the public without the prior written approval of SDTC and the Eligible Recipient shall use the framework for press releases provided by SDTC which recognizes the contribution to the Project of SDTC, the Government of Canada and the Funding Partner. At the request of SDTC, press releases, public announcements and other material prepared by the Eligible Recipient, the Consortium or a Third Party relating to the Project shall be in both English and French. Any such press releases, public announcements or other material shall be submitted to SDTC for review and approval at least ten Business Days prior to scheduled release to the public.

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16.4

Each of SDTC and the Funding Partner may issue press releases and other materials it has prepared for promotional and general information purposes which refer to the Eligible Recipient, the Consortium, the Project and the Contribution without the approval or consent of the Eligible Recipient.

17.0	NOTICES

17.1	Notices under this Agreement shall be issued to the following individuals. Notification may be via fax or mail/courier to the following address:

To SDTC:

Sustainable Development Technology Canada

45 O’Connor Street

Suite 1850

Ottawa, ON Canada

K1P 1A4

Attention: Projects Coordinator

Fax: 613 234-0303

To Eligible Recipient:

D-Wave Systems Inc.

3033 Beta Avenue

Burnaby, BC Canada

V5G 4M9

Attention: General Counsel

Fax: (604) 630-1434

Reports, notices, requests and documents are deemed to have been received, if sent by registered mail, when the postal receipt is acknowledged by the other party; by facsimile or electronic mail, when transmitted and receipt is confirmed; and by messenger or specialized courier agency, when delivered.

18.0	GENERAL CONTRACT PROVISIONS

18.1	Time is of the Essence

Time is of the essence of this Agreement.

18.2	Excusable Delays

The dates and times by which either party is required to perform any obligation under this Agreement shall be postponed automatically to the extent, for the period of time, and to the degree that the party is prevented from so performing by circumstances beyond its reasonable control. Said circumstances shall include acts of nature, strikes, lockouts, riots, acts of war, epidemics, government regulations imposed after the fact, fire, power failures, earthquakes or other disasters. A party seeking relief under this Section shall, as promptly as possible under the circumstances, provide the other party with written notice of the circumstances, and its anticipated scope and time of postponement of its obligations.

18.3	Amendments

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This Agreement may only be amended, modified or supplemented by a written agreement signed by authorized representatives of both parties.

18.4	Legal Relationship

Nothing contained herein as between SDTC and the Eligible Recipient, or as between the Minister and the Eligible Recipient, shall create the relationship of principal and agent, master and servant, settler and trustee, employer and employee, partner or joint venturer and neither party shall have any right to obligate or bind the other in any manner. The Eligible Recipient shall not, and shall ensure that the Consortium Members do not, make any representation that the Eligible Recipient is an agent of either SDTC or the Minister nor make any representation that could reasonably lead any member of the public to believe that the Eligible Recipient or any Consortium Member is an agent of either SDTC or the Minister.

18.5	Severability

If any provision of this Agreement is determined to be invalid or unenforceable by an arbitrator or a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed herefrom and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable; provided that in the event that any portion of this Agreement shall have been so determined to be or become invalid or unenforceable, the parties shall negotiate in good faith such changes to this Agreement as will best preserve for the parties the benefits and obligations of such offending portion.

18.6	No Implied Waivers; Rights Cumulative.

No failure on the part of the parties to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including, but not limited to, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

18.7	Further Assurances

Each of the parties covenants and agrees that it will sign such further agreements, assurances, waivers and documents, and do and perform or cause to be done and performed such further and other acts and things as may be necessary or desirable from time to time in order to give full effect to this Agreement and every part hereof.

18.8	Governing Law

This Agreement shall be governed by, interpreted and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The courts of the Province of British Columbia shall have exclusive and original jurisdiction in any action or proceedings brought under this Agreement or for the purpose of enforcing this Agreement or any provision of it and the parties irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia.

18.9	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous negotiations, communications, and other agreements, whether written or verbal, between the parties.

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18.10	Successors and Assigns

This Agreement shall enure to the benefit of and be binding on the parties and their respective successors and permitted assigns.

18.11	Language of Agreement

This Agreement has been drafted in the English language at the express wish of the parties. Le present document a été rédigé dans la langue anglaise à la volonté expresse des parties.

19.0	LIMITS ON FUNDING

19.1

The preparation of this Agreement by SDTC and the completion of any blanks herein shall not be construed as an offer by SDTC to the Eligible Recipient. This Agreement shall not be binding on SDTC until it has been executed by SDTC and the Eligible Recipient and a fully executed copy is delivered to the head office of SDTC in Ottawa. Unless fully executed, this document shall expire on July 31, 2018 and any potential funding described herein may be unilaterally withdrawn by SDTC.

[Remainder of this page left Intentionally blank.]

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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the Effective Date.

CANADA FOUNDATION FOR SUSTAINABLE DEVELOPMENT TECHNOLOGY	D-Wave Systems Inc.

/s/ Kevin Lindsey	/s/ Vern Brownell
Kevin Lindsey Acting Vice President, Performance	Vern Brownell, CEO

/s/ Ziyad Rahme
Ziyad Rahme VP Investments, for Leah Lawrence, President and CEO

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